Exhibit 99.1

NEWS RELEASE
CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 3Q Results

VALLEY COTTAGE, NY—November 6, 2015—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues were $3.15 million and $9.33 million for the 3 and 9 months ended September 30, 2015, respectively, an increase of 2% and 3% over the comparable periods last year. For the same periods, income from operations was $328,700 and $622,600, respectively, compared to $250,200 and $377,200 for the comparable 2014 periods. Cash, cash equivalents and marketable securities at the end of the nine-month period increased $673,000 to $9.57 million versus the 2014 year-end balance of $8.89 million.

Jerry Flum, CEO said, “To address the reduced rate of sales growth, we are building new marketing capabilities and we continue to invest in improving the utility of our product. Our balance sheet continues to be strong, which provides us the flexibility to manage our company for long-term shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$3,153,249	$3,084,640	$9,330,561	$9,052,038

Operating expenses:
Data and product costs	1,134,296	1,165,970	3,534,268	3,488,934
Selling, general and administrative expenses	1,635,790	1,614,332	5,006,033	5,017,858
Depreciation and amortization	54,470	54,108	167,655	168,019

Total operating expenses	2,824,556	2,834,410	8,707,956	8,674,811

Income from operations	328,693	250,230	622,605	377,227
Other income (expense), net	(4,680)	(5,721)	1,014	16,101

Income before income taxes	324,013	244,509	623,619	393,328
Provision for income taxes	(129,606)	(118,328)	(257,618)	(189,569)

Net income	$194,407	$126,181	$366,001	$203,759

Net income per share:
Basic	$0.02	$0.02	$0.04	$0.03
Diluted	$0.02	$0.02	$0.04	$0.02

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

	Sept. 30, 2015	Dec. 31, 2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,226,723	$7,529,468
Marketable securities	1,338,900	1,363,439
Accounts receivable, net of allowance	1,377,634	2,078,710
Other current assets	672,740	516,585

Total current assets	11,615,997	11,488,202

Property and equipment, net	424,592	337,339
Goodwill	1,954,460	1,954,460
Prepaid and other assets	45,049	23,682

Total assets	$14,040,098	$13,803,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,330,952	$7,612,836
Accounts payable	111,577	137,258
Accrued expenses	1,163,896	1,230,966

Total current liabilities	8,606,425	8,981,060

Deferred taxes on income	720,867	743,691
Other liabilities	1,726	2,546

Total liabilities	9,329,018	9,727,297

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 8,247,887 and 8,055,365 shares, respectively	82,479	80,553
Additional paid-in capital	29,442,807	29,176,040
Accumulated deficit	(24,814,206)	(25,180,207)

Total stockholders’ equity	4,711,080	4,076,386

Total liabilities and stockholders’ equity	$14,040,098	$13,803,683

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps busy corporate credit and procurement professionals stay ahead of and manage risk quickly, productively and accurately. The service offers comprehensive commercial credit reports and analysis covering public companies worldwide in competition with Dun & Bradstreet. Additionally, the Company collects from subscribers more than $100 billion of trade receivable data on both public and a select group of private companies every month. Over 35% of the Fortune 1,000 depend on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® scores, which have been proven 95% predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.